SEPARATION AND RELEASE AGREEMENT

 THIS SEPARATION AND RELEASE AGREEMENT (the "Agreement") is effective as of December 8, 2006 by and between Yi Ping Chan (the "Employee") and The Singing Machine Company, Inc., a Delaware corporation (the "Company").

WITNESSETH:

WHEREAS, the Employee was employed by the Company on various positions such as Interim CEO, COO, and a member of the Board of Directors;

WHEREAS, the Company and the Employee have mutually decided that the Employee will resign and receive compensation pursuant to the terms and conditions contained herein;

 NOW, THEREFORE, the Employee and the Company, intending to be legally bound hereby and in consideration of the promises contained herein, do hereby agree as follows:

1. Resignation. The Employee agrees to resign as (i) the Company's Interim CEO and COO and from any other positions that he holds with the Company and (ii) a director and from any other positions that he holds with any of the Company’s subsidiaries, if any, effective as of the end of the business day on December 31, 2006 (the "Resignation Date"). The Employee acknowledges and agrees that from the date hereof until the Resignation Date, the Employee will have the authority to represent or bind the Company or its subsidiaries as an officer or employee, but only with the requisite approval from the Board of Directors of the Company. In addition, the Employee acknowledges and agrees that after the Resignation Date, he will not have the authority to represent or bind the Company or its subsidiaries as an officer or employee.

 2. Termination of Employment and Options.

2.1 Employee acknowledges and agrees that this Agreement shall serve to terminate his employment and that this Agreement sets forth all the compensation that is payable to him, effective as of the Resignation Date. The Employee will continue to receive regular salary pursuant to the Company's normal payroll practices through the Resignation Date.

2.2 The Company agrees, and the Employee acknowledges, that any and all unvested options (“Unvested Options”) that have been granted to him by the Company during the term of his employment with the Company will immediately vest on the Resignation Date. The Employee agrees that he will have until March 31, 2007 (“Expiration Date”), to exercise any vested options (“Vested Options”), and any Unvested Options that immediately vest on the Resignation Date, that have been granted to him by the Company during the term of his employment with the Company. The Employee acknowledges and agrees that the only Unvested Options that he owns as of the date of this Agreement are as follows: (i) options to purchase 53,333 shares of the Company’s common stock at an exercise price of $0.60 per share, (ii) options to purchase 120,000 shares at an exercise price of $0.33 per share. The Employee acknowledges and agrees that the only Vested Options that he owns as of the date of this Agreement are as follows: (i) options to purchase 52,800 shares of the Company’s common stock at an exercise price of $1.97 per share, (ii) options to purchase 26,667 shares at an exercise price of $0.60 per share. The Employee agrees that any of the Vested Options, and any Unvested Options that immediately vest on the Resignation Date, which the Employee has not exercised by the Expiration Date will be deemed to be cancelled, null and void at the end of the business day on the Expiration Date.

2.3 The Employee agrees that he will be bound by the non-solicitation provisions set forth in Section 3 of the Intellectual Property Right and Confidentiality Agreement for a period of six months after the date of this Agreement.

3. Severance Payments.

3.1 Severance Payment. In consideration of the covenants set forth herein, the Company agrees to pay the Employee a severance payment equal to $72,916 in the aggregate, to be paid through the regular payroll date beginning on January 18, 2007. In addition, the Company will pay to the Employee a relocation expense payment equal to $40,000 on January 4, 2007. The Company will make the salary payments in the amounts and on the dates set forth on Schedule 1 attached hereto.

3.2 Benefits. The Company will provide the Employee with information regarding any benefits which may be converted to individual coverage and/or coverage which includes his spouse in accordance with Consolidated Omnibus Budget Reconciliation Act (COBRA) regulations. Employee acknowledges and agrees that he will not be entitled to any perquisites, benefits or other compensation whatsoever after the Resignation Date, except as described in this Agreement.

3.3 Amounts Stated Before Taxes. All amounts stated in this Agreement are prior to any deduction for applicable withholding taxes and other amounts that are required to be withheld or deducted by federal and Florida law

4. Waiver and Release.

4.1  Employees Waiver and Release. The Employee waives, acquits, forever discharges and hereby releases the Company, and its directors, officers, agents and advisors, from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ the Employee by the Company, or any other past or future claim (except as reserved by this Agreement or where expressly prohibited by law) that relates in any way to the Employee’s employment, employment contract, any termination, compensation, benefits, reemployment or application for employment, with the exception of any claim either party may have for enforcement of this Agreement. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the state or local statutes where the Employee was employed by the Company dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, wage and hour statutes of the state where employed, all as amended, any regulations under such authorities, or any other applicable statutory contract, tort, or common law theories, except that the Employee does not release the Company from its obligations under this Agreement, its contribution and indemnification obligations, if any, or from any coverage under any policy of insurance providing indemnity and related costs for the benefit of the Employee.

4.2 The Company’s Waiver and Release. The Company waives, acquits, forever discharges and hereby releases the Employee from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of the Employee by the Company, or any other past or future claim (except as reserved by this Agreement or where expressly prohibited by law) that relates in any way to the Employee’s employment, Employment Agreement, with the exception of any claim the Company may have for enforcement of this Agreement. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the state or local statutes where the Employee was employed by the Company dealing with employment, or any other applicable statutory contract, tort, or common law theories, except that the Company does not release the Employee from his obligations under this Agreement.

 5. No Admission of Liability. Execution of this Agreement and payment of the payments specified in Section 3 of this Agreement does not constitute an admission by the Employee or the Company, as applicable, of any violation of any civil rights or other employment discrimination statute, or any other legal statute, provision, regulation, ordinance, order or action under common law. Rather, this Agreement expresses the intention of the parties to resolve all issues and other claims related to or arising out of Employee's employment by the Company without the time and expense of litigation.

6.  No Complaints or Litigation. The Employee represents and warrants that he has not filed against the Company or any of its subsidiaries, affiliates or any Released Parties, any complaints, charges or law suits arising out of his employment by the Company, or any other matter arising on or prior to the date hereof. The Employee covenants and agrees that he has completely and fully released the Company from any and all liability, as set forth in Section 4 of this Agreement.

 7. Governing Law. The law of the State of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. This Agreement constitutes the entire agreement and understanding between the Employee and the Company regarding the Employee's resignation from employment with the Company. This Agreement totally replaces and supersedes any and all prior agreements, arrangements, representations and understandings between the Employee and the Company, including but not limited to the Employment Agreement and agreements in which the Employee was granted options to purchase the Company’s common stock, except for certain sections of the Employment Agreement which have been incorporated herein by reference. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the parties hereto. This Agreement may be specifically enforced in judicial proceedings and may be used as evidence in a subsequent proceeding in which a breach is alleged. Headings are for convenience only and should not be used in interpreting this Agreement.

8. Non Disparaging Remarks. The Employee and the Company agree that they will not directly or indirectly, individually or in concert with others for a period of five years from the date of this Agreement, (i) disparage, interfere with or attempt to interfere with, the Employee’s or the Company’s, as applicable, reputation, goodwill, services, business and/or the Company’s stockholders, directors, officers, employees, agents, representatives and any affiliates or (2) engage in any conduct, take any actions or make any statements (oral or written) to the public, future employers, customers, vendors, the investment community, the media, current, former or future Company employees, or any other third party whatsoever that is calculated to have, or reasonably likely or possibly having, the effect of undermining, disparaging or otherwise reflecting negatively or could reasonably be considered to undermine, disparage or reflect negatively, on the Company, its reputation, goodwill, services, business and/or stockholders, directors, officers, employees, agents, representatives and its affiliates.

9. Knowing and Voluntary Settlement.

9.1 BECAUSE THE EMPLOYEE IS OVER FORTY (4O) YEARS OF AGE, HE HAS SPECIFIC RIGHTS UNDER THE OLDER WORKERS BENEFITS PROTECTION ACT (“OWBPA”) WHICH PROHIBITS DISCRIMINATION ON THE BASIS OF AGE, AND HE ACKNOWLEDGES THAT THE RELEASES SET FORTH IN THIS AGREEMENT ARE INTENDED TO RELEASE ANY RIGHT THAT THE EMPLOYEE MAY HAVE TO FILE A CLAIM AGAINST THE COMPANY ON THE BASIS OF AGE.

9.2 IN EXECUTING THIS AGREEMENT, THE EMPLOYEE HEREBY REPRESENTS THAT HE HAS BEEN AFFORDED A REASONABLE OPPORTUNITY TO CONSIDER THIS AGREEMENT; THAT HE HAS COMPLETELY AND CAREFULLY READ THIS AGREEMENT; THAT HE HAS BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOICE PRIOR TO EXECUTING THIS AGREEMENT, AND RELIED ON THE LEGAL ADVICE OF HIS ATTORNEY; THAT HE HAD THE OPPORTUNITY TO HAVE AN ATTORNEY EXPLAIN TO HIS THE TERMS OF THIS AGREEMENT; THAT HE KNOWS AND UNDERSTANDS THE CONTENTS OF THIS AGREEMENT; THAT THE TERMS OF THIS AGREEMENT ARE TOTALLY SATISFACTORY TO AND FULLY UNDERSTOOD AND VOLUNTARILY ACCEPTED BY HIS. THE EMPLOYEE ALSO AGREES THAT HE HAS BEEN PROVIDED WITH AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND VOLUNTARILY AGREES TO BE BOUND BY IT, AND THAT HE UNDERSTANDS THAT HE MAY REVOKE THIS AGREEMENT WITHIN SEVEN DAYS AFTER ITS EXECUTION AND THAT THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF SEVEN DAYS AFTER ITS EXECUTION.

10. Future Cooperation. The Employee agrees to cooperate fully with the Company in connection with any management transitional period, provided, however, that the Employee is not required to perform work from the Company’s principal executive offices beginning on December 11, 2006. In addition, the Employee agrees to cooperate fully with the Company in connection with any matter or event relating to his employment or events that occurred during his employment, including, without limitation, in the defense or prosecution of any claims or actions not in existence or which may be brought or threatened in the future against the Company, including, but not limited to any claims or actions against its officers, directors and employees. The Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available, after reasonable notice to meet with the Company regarding matters in which the Employee was involved; to prepare for any proceeding (including without limitation, depositions, consultations, discover or trial); to provide affidavits; to assist with any audits or reviews of the Company’s financial statements; to assist with any legal proceeding or other inquiry and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. The Employee shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with providing such cooperation under this Section 10. The Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Company, the Employee shall promptly notify an executive officer of the Company in writing.

 11. Effect of Settlement, Interpretation and Schedules. The Company and Employee intend this Agreement to be legally binding upon and inure to the benefit of each of them and their respective heirs, administrators, executors, successors and assigns. The language of this Agreement shall be construed as a whole, according to its fair meaning and intent and not strictly for or against any party hereto, regardless of who drafted or was principally responsible for drafting this Agreement. The recitals contained at the beginning of this Agreement are expressly made a part of this Agreement. All Schedules identified in this Agreement (Schedule 2.3, Schedule 3.1 and Schedule 6) are incorporated herein by reference and made a part hereof.

 12. Arbitration. Any dispute or controversy between the Company and the Employee, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Florida administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company. The parties agree that any arbitration proceedings shall be held in Broward County, Florida, unless mutually agreed by both parties in writing.

13. Enforcement.

13.1 The Employee agrees that the Company, its subsidiaries and affiliated parties, would be damaged irreparably in the event that any provision of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Employee agrees that He will submit himself to the personal jurisdiction of the courts of the State of Florida in Broward County in any action by the Company to enforce an arbitration award against his or to obtain interim injunctive or other relief pending an arbitration decision.

13.2  The Employee acknowledges and agrees that in the event that he breaches any of the provisions of this Agreement or has made any false representations to the Company, the Company will be (i) entitled to apply for and receive an injunction to restrain any violation of this Agreement, (ii) seek return of any and all compensation paid to the Employee pursuant to Section 3 of this Agreement and (iii) the Employee will be obligated to pay the Company its costs and expenses in obtaining such injunction and/of enforcing this Agreement (including, but not limited to courts costs, expenses and reasonable legal fees) and the foregoing shall in affect the validity of this Agreement and such relief does not constitute in any way a penalty or forfeiture.

14. Severability and Waiver of Jury Trial. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. However, if any portion of the general release language is ruled to be unenforceable for any reason, Employee shall return the consideration paid to him pursuant to Section 3 of this Agreement to the Company. The Company and the Employee each knowingly, intentionally, and irrevocably waive any and all rights to a jury trial for any litigation or legal proceeding in any way relating to or arising out of this Agreement.

[Signatures on following page]

IN WITNESS WHISEOF, the aforesaid parties have hereunto set their hands and seals as of the day below written.

/s/ Yi Ping Chan
Yi Ping Chan
Executed on December 8, 2006

The Singing Machine Company, Inc.

/s/ Danny Zheng
Danny Zheng
Chief Financial Officer

Executed on December 8, 2006

Schedule 1

Pay Date	Moving Allowance	Accrued Vacation*	Severance	Total
1/4/2007	40,000.00			40,000.00
01/18/07		—	9,615.38	9,615.38
02/01/07		—	9,615.38	9,615.38
02/15/07		—	9,615.38	9,615.38
03/01/07			9,615.38	9,615.38
03/15/07			9,615.38	9,615.38
03/29/07			9,615.38	9,615.38
04/12/07			9,615.38	9,615.38
04/26/07			5,609.00	5,609.00

Total	40,000.00	—	72,916.66	112,916.66

Severance date started	1/1/2007
* All accrued vacation has been used